UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2012

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Today, Morgans Hotel Group Co. (the “Company”) paid its $15.0 million obligation to complete the acquisition of the leasehold interests in three restaurants at Mandalay Bay from the existing tenant. The acquisition is part of the recently announced transaction with MGM Resorts International, which also includes the conversion of THEhotel at Mandalay Bay to Delano Las Vegas, to be managed by MGM Resorts pursuant to a licensing agreement, and the management by The Light Group, the Company’s 90% owned subsidiary, of a yet to be announced nightclub at Mandalay Bay. The payment was funded by a borrowing under the Company’s revolving credit facility.

In order to obtain long term contracts, the Company may contribute capital in various forms to certain hotel and food and beverage projects. The capital may be in the form of equity investments, key money and cash flow guarantees. In making investment decisions regarding upfront cash payments, the Company generally seeks to have its upfront capital returned in three to four years through the income generated by the investments, although there can be no assurance that its investments will produce these projected results. The $15.0 million payment in this transaction is consistent with this strategy taking into account the projected income from the restaurant, hotel and nightclub venues.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: August 8, 2012	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer